Exhibit 99.1

SBT Bancorp, Inc. Reports Second Quarter 2011 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--July 29, 2011--SBT Bancorp, Inc., (OTCBB: SBTB) holding company for Simsbury Bank & Trust Company, today announced net income of $198,000 or $0.15 per diluted share for the second quarter of 2011, compared to $273,000 or $0.24 per diluted share for the second quarter of 2010. Total assets on June 30, 2011 were $335 million, an increase of $60 million or 22% over June 30, 2010.

For the six months ended June 30, 2011, net income amounted to $285,000, or $0.18 per diluted share. Net income for the first quarter of 2011 was impacted by a one-time charge related to the Bank’s formation of a Passive Investment Company (PIC). Excluding this one-time charge, net of a favorable income tax adjustment, net income for the six months ended June 30, 2011 would have been $457,000 or $0.38 per common diluted share. This compares to net income of $516,000, or $0.45 per diluted share, for the six months ended June 30, 2010.

“SBT Bancorp has experienced more than 20% growth over the past twelve months,” said SBT Bancorp President and CEO, Martin J. Geitz. “We recently announced two initiatives to expand the Company’s capital base to support our growth. The Company has received preliminary approval to obtain $9 million in capital through the United States Treasury’s Small Business Lending Fund (“SBLF”) and the Company’s board approved a dividend reinvestment plan for its shareholders which it expects to put into place in the near future. These two initiatives will provide the Company with capital to continue to expand its business lending activities and support the growth in related deposits and services.”

Total deposits on June 30, 2011 were $309 million, an increase of $60 million or 24% over a year ago. Core deposits (Demand, Savings and NOW accounts) increased by $58 million or 33% while Time Deposits increased by $2 million or 2%. The Company’s deposits from municipalities grew by $8 million or 42% over a year ago. At quarter-end, 28% of total deposits were in non-interest bearing demand accounts, 47% were in low-cost savings and NOW accounts, and 25% were in time deposits.

On June 30, 2011, loans outstanding were $210 million, an increase of $5 million, or 2%, over a year ago. With a loan loss provision of $165,000 during the quarter, the Company’s allowance for loan losses at June 30, 2011 was 1.10% of total loans. The profile of the Company’s loan portfolio remains relatively low-risk. The Company had non-accrual loans totaling $2.1 million equal to 1.00% of total loans on June 30, 2011 compared to non-accrual loans totaling $2.9 million or 1.41% of total loans a year ago. Total non-accrual loans and loans 30 or more days delinquent decreased from 1.56% of loans outstanding on June 30, 2010 to 1.17% of loans outstanding on June 30, 2011.

Total revenues, consisting of net interest and dividend income plus noninterest income, were $3,129,000 in the second quarter compared to $2,981,000 a year ago, an increase of 5%. Net interest and dividend income declined by approximately 2%, while noninterest income increased by $190,000 or 49% primarily due to an increase in gain on sales of securities, gain on loans sold, and an increase in investment services fees and commissions.

The Company’s taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) was 3.45% for the second quarter of 2011, compared to 4.01% for the second quarter of 2010. The Company’s cost of funds declined during the second quarter of 2011, compared to the second quarter of 2010. However, the Company experienced a greater decline in yield on assets as compared to the decline in cost of funds.

Total noninterest expenses for the second quarter were $2,741,000, an increase of $310,000 or 13% over the second quarter of 2010. Salaries and employee benefit expenses and professional fees accounted for approximately 90% of the increase in expenses. These expenses were primarily associated with strategic initiatives to position the Company for future growth. For the six months ended June 30, 2011 total noninterest expenses were $5,393,000 compared to $4,751,000 for the six months ended June 30, 2010, an increase of 14%.

In January of 2011, Simsbury Bank & Trust Company formed a subsidiary Passive Investment Company (PIC). Under State of Connecticut statutes, such a company is not subject to Connecticut corporation business tax. Provided that statutory requirements and certain other conditions are met, the current annual benefit to net income of establishing the PIC should exceed $100,000. This benefit may adjust upward or downward as the Bank’s net income changes over time. Net income for the six months ended June 30, 2011 was negatively impacted by certain non-recurring tax charges incurred in establishing the PIC, net of a favorable federal tax adjustment, resulting in a $172,000 one-time net charge reflected in the Company’s first quarter 2011 income tax provision.

Capital levels for the Simsbury Bank & Trust Company on June 30, 2011 were above those required to meet the regulatory “well-capitalized” designation.

Simsbury Bank is an independent, local bank for consumers and businesses. The Bank has approximately $335 million in assets. The Bank serves customers through full-service offices in Avon, Bloomfield, Granby and Simsbury, Connecticut; loan originators throughout central Connecticut, a loan production office and ATM in Canton, Connecticut; SBT Online internet banking at simsburybank.com; free ATM transactions at hundreds of machines throughout the northeastern U.S. via the SUM program; and 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. Simsbury Bank is wholly-

owned by publicly traded SBT Bancorp, Inc. Its stock is traded over-the-counter under the ticker symbol of OTCBB: SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT Bancorp, Inc
Condensed Consolidated Balance Sheets

(Dollars in thousands, except for per share amounts)

	6/30/2011	12/31/2010	6/30/2010
	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$7,381	$7,164	$8,357
Interest-bearing deposits with Federal Reserve Bank of Boston	38,939	12,574	2,448
Interest-bearing deposits with the Federal Home Loan Bank	2	3	4
Federal funds sold	4,138	2,787	78
Money market mutual funds	9,344	8,343	336
Cash and cash equivalents	59,804	30,871	11,223

Interest-bearing time deposits with other bank	4,641	5,963	5,581
Investments in available-for-sale securities (at fair value)	53,857	46,289	45,739
Federal Home Loan Bank stock, at cost	660	660	660

Loans outstanding	209,607	205,118	205,044
Less allowance for loan losses	2,314	2,326	2,307
Loans, net	207,293	202,792	202,737

Premises and equipment	520	562	597
Other real estate owned	-	350	-
Accrued interest receivable	967	905	981
Bank owned life insurance	4,093	4,013	3,929
Other assets	3,141	3,162	3,517
Total other assets	8,721	8,992	9,024

TOTAL ASSETS	$334,976	$295,567	$274,964

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$87,266	$55,339	$48,986
Savings and NOW deposits	145,627	136,208	125,838
Time deposits	76,256	77,732	74,658
Total deposits	309,149	269,279	249,482

Securities sold under agreements to repurchase	2,581	3,235	2,609
Other liabilities	897	1,086	964
Total liabilities	312,627	273,600	253,055

Stockholders' equity:
Preferred Stock - Series A	3,874	3,851	3,828
Preferred Stock - Series B	216	219	222
Common Stock, no par value; authorized 2,000,000 shares;
issued and outstanding 864,976 shares on 6/30/11,
12/31/10 and 6/31/2010	9,381	9,381	9,381
Retained earnings	8,203	8,255	7,961
Accumulated other comprehensive income	675	261	517
Total stockholders' equity	22,349	21,967	21,909

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$334,976	$295,567	$274,964

SBT Bancorp, Inc
Condensed Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except for per share amounts)

	For the quarter ended		For the six months ended
	6/30/2011	6/30/2010	6/30/2011	6/30/2010

Interest and dividend income:
Interest and fees on loans	$2,480	$2,559	$4,955	$5,061
Investment securities	437	470	835	940
Federal funds sold and overnight deposits	22	5	39	9
Total interest and dividend income	2,939	3,034	5,829	6,010

Interest expense:
Deposits	379	427	797	900
Repurchase agreements	6	11	14	21
Total interest expense	385	438	811	921

Net interest and dividend income	2,554	2,596	5,018	5,089

Provision for loan losses	165	200	165	425

Net interest and dividend income after
provision for loan losses	2,389	2,396	4,853	4,664

Noninterest income:
Service charges on deposit accounts	134	139	247	270
Gain on sales of available-for-sale securities	162	-	269
Other service charges and fees	145	164	276	318
Increase in cash surrender value
of life insurance policies	39	41	79	83
Gain on loans sold	54	8	101	8
Investment services fees and commissions	37	23	103	46
Other income	4	10	4	22
Total noninterest income	575	385	1,079	747

Noninterest expense:
Salaries and employee benefits	1,402	1,189	2,815	2,275
Premises and equipment	330	340	692	709
Advertising and promotions	117	97	217	192
Forms and supplies	41	29	93	63
Professional fees	226	161	384	363
Directors fees	39	33	78	81
Correspondent charges	80	73	156	138
Postage	20	21	41	45
FDIC Assessment	112	100	241	196
Data Processing Fees	112	110	221	227
Other expenses	262	278	455	462
Total noninterest expense	2,741	2,431	5,393	4,751

Income before income taxes	223	350	539	660
Income tax provision	25	77	254	144

Net income	$198	$273	$285	$516

Net income available to common shareholders	$133	$209	$156	$387

Average shares outstanding, basic	864,976	864,976	864,976	864,976
Earnings per common share, basic	$0.15	$0.24	$0.18	$0.45

Average shares outstanding, assuming dilution	865,264	865,376	865,282	865,283
Earnings per common share, assuming dilution	$0.15	$0.24	$0.18	$0.45

CONTACT:
The Simsbury Bank & Trust Company
Anthony F. Bisceglio, 860-408-5493
EVP & CFO
Fax: 860-408-4679
abisceglio@simsburybank.com